Atlanta, Georgia

August 02, 2007

PRESS RELEASE

FOR IMMEDIATE RELEASE

Cagle's Inc. Announces Results for First Quarter Ended June 30, 2007

Cagle’s Inc. reported a profit of $1.54 million or $.33 per diluted share for the first quarter of fiscal year 2008 compared with a loss of $1.76 million or $.37 per diluted share for the first quarter of fiscal 2007.

Revenues for the first quarter were $71.9 million, up 32.4% from the first quarter of last year mainly as a result of higher poultry markets. Overall revenue per pound for the Company’s poultry products for the first quarter of fiscal 2008 was $.78 as compared to $.67 for the same period of fiscal 2007. Market prices for all products for the first quarter of fiscal 2008 versus the same period last year increased substantially as follows:  boneless breast increased 37%, breast tenders increased 68%, wings increased 65%, drums increased 95%, and leg quarters were 80% higher.

Cost of sales for the first quarter of fiscal 2008 increased 21.3% as compared with the same period last year, from $54.1 million to $65.7 million. Feed ingredient prices for broilers processed in the first quarter of 2008 increased 33% as compared to the first quarter of 2007.

Both corn and soy pricing remain volatile as crops move through critical stages of development. It is anticipated that protein markets will reflect the changes occurring in feed ingredient prices allowing for margins to remain positive for the remainder of this calendar year.

Cagle's Inc.

/s/ J. Douglas Cagle

J. Douglas Cagle

Chairman, CEO

Forward-Looking Statements:

Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Cagle's Inc. and its management are forward looking statements. It is important to note that the actual results could differ materially from those projected. Factors that could cause actual results to differ materially from those project in such forward-looking statements include: additional outbreaks of avian influenza or other diseases affecting the production performance and/or marketability of the Company’s poultry products; matters affecting the poultry industry in general, including fluctuations in the commodity prices of feed ingredients and chicken; contamination of our products leading to product liability claims and recalls; exposures to risks related to property damage and injuries to persons for which insurance is limited and potentially inadequate; management of our cash resources, particularly in light of our substantial leverage; trade barriers; changes in laws or regulations affecting our operations as well as competitive factors and pricing pressures; and the impact of uncertainties of litigations as well as other risk factors.

Cagle's, Inc. & Subsidiary
Consolidated Statements of Income
(In Thousands, except per share data)

	Three Months Ended
	June 30,	July 1,
	2007	2006
Net Sales	$71,862	$54,277
Costs and Expenses:
Cost of Sales	65,660	54,130
Selling & Delivery and General & Administrative	3,486	3,267
Other General Expenses	(28)	(53)
Total Costs and Expenses	69,118	57,344

Operating Income (Loss)	2,744	(3,067)

Other Income(Expense):
Interest Expense	(368)	(692)
Gain On Sale Of Unconsolidated Affiliate	-	-
Other Income, Net	23	65
Total Other Income (Expense),net	(345)	(627)

Equity In Earnings Of Unconsolidated Affiliates	0	941
Income Before Income Taxes	2,399	(2,753)

Income Taxes Provision	863	(991)
Net Income	$1,536	$(1,762)
Net Income Per Common Share	$0.33	$(0.37)

Cagle's Inc.
Condensed Consolidated Balance Sheet
(In Thousands)

ASSETS	June 30, 2007	July 1, 2006

Current Assets	$44,252	$34,417

Investments in Affiliates	-	9,363

Other Assets	4,354	10,320

Property, Plant, and Equipment (net)	38,827	42,525

TOTAL ASSETS	$87,433	$96,625

LIABILITIES & STOCKHOLDER'S EQUITY

Current Maturities of Long-term Debt	$2,139	$3,689
Trade Accounts Payable	15,927	11,400
Other Current Liabilities	5,854	6,291
Total Current Liabilities	23,920	21,380

Long-Term Debt	15,917	31,775

Other Non-current Liabilities	890	-

Total Stockholders Equity	46,706	43,470

TOTAL LIABILITIES & STOCKHOLDERS EQUITY	$87,433	$96,625